UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

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MICROS Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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MICROS SYSTEMS, INC.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2004

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROS Systems, Inc. (“MICROS” or the “Company”) will be held at 11:00 a.m. Eastern Standard Time on Friday, November 19, 2004, at the MICROS Corporate Headquarters Building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046, for the following purposes:

(1)	To elect six directors to hold office for one-year terms and until their respective successors are duly elected and qualified (“Proposal 1”) (the Board of Directors recommends a vote FOR the election of the nominated directors);

(2)	To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for the 2005 fiscal year (“Proposal 2”) (the Board of Directors recommends a vote FOR such proposal);

(3)	To approve an amendment to the Company’s 1991 Stock Option Plan, which serves to authorize the issuance of an additional 600,000 shares of Common Stock under the Option Plan (“Proposal 3”) (the Board of Directors recommends a vote FOR such proposal); and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The close of business on October 6, 2004, has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. The transfer books of the Company will not be closed.

By Order of the Board of Directors,

/s/Wendy M. Boslet

Wendy M. Boslet
Corporate Secretary

Columbia, Maryland
October 20, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

MICROS SYSTEMS, INC.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

PROXY STATEMENT

Annual Meeting of Stockholders
November 19, 2004

VOTING RIGHTS AND PROXY SOLICITATION

     This Proxy Statement is furnished to Stockholders of MICROS Systems, Inc. (“MICROS” or the “Company”) in connection with the solicitation by the Board of Directors of MICROS of proxies to be used at the Annual Meeting of Stockholders to be held on Friday, November 19, 2004, 11:00 a.m. Eastern Standard Time, at the MICROS Corporate Headquarters Building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046, and at any adjournments or postponements thereof.

     It is anticipated that this Proxy Statement and form of proxy will initially be mailed to Stockholders on or about October 20, 2004.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF MANAGEMENT’S NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2 AND 3. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in their best judgment.

     The presence of a Stockholder at the Annual Meeting will not automatically revoke such Stockholder’s proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its Directors, officers and regular employees, may also solicit proxies personally or by telephone or facsimile. The Company will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable out-of-pocket expenses in doing so. The Company may retain a proxy solicitor if it were to determine subsequently that such action is appropriate.

     The securities that can be voted at the Annual Meeting consist of shares of Common Stock of the Company with each share entitling its owner to one vote. The close of business on October 6, 2004, has been fixed as the record date for determination of Stockholders entitled to vote at the meeting. The number of shares outstanding on October 6, 2004, was 18,457,880. The presence in person or by proxy of Stockholders holding of record a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Proxy cards received by the Company but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the Annual Meeting; but shares held by a broker that are not voted on any matter will not be included in the calculation of the number of shares considered to be present at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     A plurality of all votes cast at the meeting, a quorum being present, is required for the election of directors. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors. A majority of all votes cast at the meeting, a quorum being present, is required for the adoption of each of Proposal 2 and Proposal 3. With respect to the election of directors and Proposals 2 and 3, broker non-votes and abstentions shall have no effect. Each Stockholder of record on the record voting date is entitled to one vote per share. There are no cumulative voting rights.

     A copy of the Company’s Annual Report to Stockholders for its fiscal year ended June 30, 2004 accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended June 30, 2004 with the U.S. Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of such Annual Report on Form 10-K by writing to the Corporate Secretary at the Company’s address set forth above. In addition to the Annual Report on Form 10-K, the Company files with the SEC its quarterly reports on Form 10-Q, current reports on Form 8-K, amendments thereto, and other documents as required by applicable law and regulations. The public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (1-800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Company maintains an Internet site (http://www.micros.com). The Company makes available free of charge on or through its Internet website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after electronically filing such material with or furnishing it to the SEC. The information on the Company’s website is not incorporated into and is not a part of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The number of shares beneficially owned by a person includes shares of the Company’s Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 6, 2004. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

     The following table lists the number of shares of the Company’s Common Stock beneficially owned as of August 31, 2004 (except as otherwise provided in the footnotes below) by (1) all Stockholders known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, (2) each of the directors, (3) each executive officer of the Company, including those named in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group:

	Number of Shares
	of Common Stock
	Beneficially
	Owned as of		Percent of
Individual or Group(1)	August 31, 2004(2)		Class
A. L. Giannopoulos	415,000	(3)	2.1%
Chairman of the Board, President and Chief Executive Officer
Louis M. Brown, Jr	223,636	(4)	1.1%
Vice Chairman of the Board
B. Gary Dando	1,500		Less than 1%
Director
John G. Puente	21,000	(5)	Less than 1%
Director
Dwight S. Taylor	1,000		Less than 1%
Director
William S. Watson	1,100		Less than 1%
Director
T. Paul Armstrong	254,666	(6)	1.3%
Executive Vice President, New Technologies
Daniel G. Interlandi	184,938	(7)	Less than 1%
Executive Vice President, North American Sales
Gary C. Kaufman	278,933	(8)	1.4%
Executive Vice President, Finance and Administration and Chief Financial Officer
Thomas L. Patz	167,666	(9)	Less than 1%
Executive Vice President, Strategic Initiatives, and General Counsel
Directors and Executive Officers	1,753,498	(10)	8.8%
as a Group (10 persons)

Columbia Wanger Asset Management, L.P.	1,696,500		8.5%
227 West Monroe, Suite 3000
Chicago, IL 60606(11)

Barclay’s Global Investors, N.A.	1,207,721		6.0%
45 Fremont Street
San Francisco, CA 94105(12)

Lord, Abbett & Co.	1,018,500		5.1%
90 Hudson Street
Jersey City, NJ 07302(13)

(1)	Except as set forth herein, the business address of the named beneficial owner is c/o MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046.

(2)	Information with respect to beneficial ownership is based on information furnished to the Company by each Stockholder. Sole voting and sole investing power is exercised by each individual.

(3)	Includes options to purchase 379,000 shares exercisable within 60 days.

(4)	Includes options to purchase 172,666 shares exercisable within 60 days.

(5)	Does not include 2,000 shares of Common Stock held by his wife, with respect to which Mr. Puente disclaims any beneficial interest.

(6)	Includes options to purchase 233,666 shares exercisable within 60 days.

(7)	Includes options to purchase 176,030 shares exercisable within 60 days, and 500 shares of Common Stock held by his wife, with respect to which Mr. Interlandi claims a beneficial interest.

(8)	Includes options to purchase 277,333 shares exercisable within 60 days.

(9)	Includes options to purchase 166,666 shares exercisable within 60 days.

(10)	Includes stock options for the purchase of 1,601,933 shares of Common Stock exercisable within 60 days, and assumes 19,980,895 shares outstanding upon the exercise of such options.

(11)	The information provided with respect to this beneficial owner in the table above is based upon information provided to MICROS by this beneficial owner as of August 31, 2004.

(12)	The information provided with respect to this beneficial owner in the table above is based upon information provided to MICROS by this beneficial owner as of June 30, 2004.

(13)	The information provided with respect to this beneficial owner in the table above is based upon information provided to MICROS by this beneficial owner as of August 31, 2004.

ELECTION OF DIRECTORS
(PROPOSAL 1)

     Six directors are to be elected at the Annual Meeting, each to hold office for a one-year term and until his successor is elected and qualified. Unless authority to vote is expressly withheld, proxies received pursuant to this solicitation will be voted for the election of the six nominees named below.

     It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the Director nominees listed below. Management believes that all such nominees will stand for election and will serve if elected as Directors. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors.

     Pursuant to the Company’s By-Laws, the number of Directors shall be no less than three and no more than nine. There are currently six Directors and the Board has nominated each of these individuals for re-election. Proxies cannot be voted for a greater number of persons than the six nominees named.

     During the fiscal year ended June 30, 2004, the Board of Directors held five regular meetings. Each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which he was a member.

     The Board of Directors had an Audit Committee for fiscal year 2004, comprised of Mr. Watson, who is the Audit Committee chairman, and Messrs. Dando and Puente. Each member of the Audit Committee is “independent” as defined by the NASDAQ National Market Standards governing the qualification of Audit Committee Members. The Board of Directors has determined that Mr. Dando is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee met four times during the fiscal year ended June 30, 2004. Representatives of PricewaterhouseCoopers LLP attended all four meetings of the Audit Committee in fiscal year 2004. The Audit Committee reviews the financial statements of the Company and the scope of the independent annual audit. It also reviews the Company’s internal accounting procedures and the independent accountants’ recommendations to management concerning the effectiveness of the Company’s internal financial and accounting controls. In addition, the Audit Committee reviews and recommends to the Board of Directors the firm to be engaged as the Company’s independent accountants. The Audit Committee also examines and considers other matters relating to the financial affairs of the Company as it determines appropriate. The Board of Directors approved a written charter of the Audit Committee that defines its roles and responsibilities, and this written charter is attached hereto as Exhibit B and is available on the Company’s Internet site (http://www.micros.com/investor_relations/corporate_governance/).

     Additionally, the Board of Directors had a Compensation Committee for fiscal year 2004, comprised of Mr. Puente, who is the Compensation Committee chairman, and Messrs. Taylor and Watson. The Compensation Committee met three times in the fiscal year ended June 30, 2004; additionally, the Compensation Committee met in September 2004 in connection with 2004 fiscal year bonuses. The Board of Directors has assigned the Compensation Committee the function of analyzing and approving, among other things, executive compensation, bonuses, and the issuance of stock options under the 1991 Option Plan. The Board of Directors approved a written charter of the Compensation Committee that defines its roles and responsibilities, and this written charter is available on the Company’s Internet site (http://www.micros.com/investor_relations/corporate_governance/).

     Further, the Board of Directors has established a Nominating Committee, comprised of Messrs. Taylor and Watson, both of whom are deemed “independent” as defined by the NASDAQ National Market Standards. The Nominating Committee met one time in the fiscal year ended June 30, 2004. The Nominating Committee has been assigned with the responsibility of identifying and interviewing individuals who may be qualified to serve as new Board members. The Nominating Committee shall act unilaterally, and accordingly, will not currently consider proposed recommendations from Stockholders. The Board of Directors approved a written charter of the Nominating Committee that defines its roles and responsibilities, and this written charter is available on the Company’s Internet site (http://www.micros.com/investor_relations/corporate_governance/).

     The Nominating Committee has recommended the re-election of all the members of the Company’s Board of Directors. Each nominee is currently serving as a member of the Board of Directors, and the Company’s chief executive officer, other Company executive officers, and other non-management directors recommended each for re-election. In general, the Nominating Committee selects and approves candidates based on their business and professional experience, their range of skills and perspectives, and their commitment to ethical business practices. When necessary to identify and evaluate nominees, the Nominating Committee does so through a variety of methods, including recommendations from Company management and other Board members, and information provided by Company management, Board members, and outside sources.

     Stockholders may send correspondence to the Board of Directors or to any individual Director at the following address: MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland

21046, ATTN: Corporate Secretary. The communication should indicate that the sender is a Stockholder. Based on procedures approved by the Board of Directors, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

Information As To Nominees

     The following table sets forth the names of the nominees for election as Directors to serve until the next Annual Meeting and until their successors are elected and qualified. Also set forth is certain other information, some of which has been obtained from the Company’s records and some of which has been supplied by the nominees, with respect to each nominee’s principal occupation or employment, his background, his age as of August 31, 2004, the periods during which he has served as a Director of the Company and positions held with the Company, if any.

Nominees for Directors	Age	Director Since	Position Held in MICROS
A. L. Giannopoulos	64	1992	Chairman, President and Chief Executive Officer
Louis M. Brown, Jr.	61	1977	Vice Chairman of the Board
B. Gary Dando	62	2003	Director
John G. Puente	74	1996	Director
Dwight S. Taylor	59	1997	Director
William S. Watson	60	2000	Director

     The following are the brief biographical descriptions of the nominees for election as Directors:

     A. L. Giannopoulos, 64, has been a Director since March 1992 and was elected President and Chief Executive Officer in May 1993. In April 2001, Mr. Giannopoulos was appointed Chairman of the Company’s Board of Directors. Effective as of June 1, 1995, Mr. Giannopoulos resigned as General Manager of the Westinghouse Information and Security Systems Divisions, having been with Westinghouse for 30 years, and was hired by the Company pursuant to an Employment Agreement to terminate December 31, 1999, subsequently amended to terminate on June 30, 2009. In prior assignments at Westinghouse, Mr. Giannopoulos was General Manager of the Automation Division and National Industrial Systems Sales Force, Industries Group. Mr. Giannopoulos is a graduate of Lamar University with a Bachelor of Science degree in Electrical Engineering.

     Louis M. Brown, Jr., 61, has been a Director of the Company since 1977. Mr. Brown held the position of President and Chief Executive Officer from January 1986 until his appointment as Chairman of the Board in January 1987. In April 2001, Mr. Brown tendered his resignation as Chairman, and was appointed Vice Chairman. He also serves as Chairman and Chief Executive Officer of Precision Auto Care, Inc., a franchise company for the auto care industry. Additionally, Mr. Brown serves as President and a director of IDEAS, Inc., a supplier of high technology, custom-engineered products and services. Formerly, Mr. Brown served as Chairman of Autometric, Inc. and of Planning Systems, Inc. He is a graduate of the Johns Hopkins University (B.E.S.-E.E.).

     B. Gary Dando, 62, has been a Director of the Company since November 2003. Retiring in June 2001, Mr. Dando worked for Ernst & Young LLP for 37 years, the last 25 of which he served as a partner. While at Ernst & Young LLP, Mr. Dando serviced a broad array of clients, including those in high technology, biosciences, government contracting, manufacturing and banking. Mr. Dando also held positions of national and regional operational responsibility within Ernst & Young LLP in areas of practice management and operations, and co-authored various internal training publications, including those relating to audit procedures and government contracting. Mr. Dando serves on the board of directors of PEC Solutions, Inc., a publicly held professional services firm serving federal, state and local government agencies, where he also is the Chairman of the Audit Committee. Additionally, Mr. Dando is currently a member of the Board of Trustees, University System of Maryland Foundation, Inc., where he is also a member of the Finance Committee and Chairman of the Spending Policy Committee, and the University of Maryland College Park Foundation, where he is a member of the Budget and Audit Committee. Mr. Dando is a 1964 graduate of the University of Maryland, with a Bachelor of Science degree in Accounting.

     John G. Puente, 74, has been a Director of the Company since May 1996. Mr. Puente served as Chairman of Telogy Networks, Inc., a developer of communications software products until August 1999, at which time Texas Instruments acquired it. Mr. Puente is on the board of directors of Primus Telecommunications, a long distance telecommunications service provider. Previously, he was Chairman and Chief Executive Officer of Orion Network Systems, a company that provides satellite services and facilities. Before joining Orion, Mr. Puente was Vice Chairman of M/A-Com, a supplier of microwave components and systems to the telecommunications industry. He was a founder and Chairman of Digital Communications Corporation (now Hughes Network Systems) and SouthernNet, a fiber optic long distance company that merged to form Telecom USA and was later acquired by MCI. Mr. Puente is a graduate of Polytechnic Institute of New York and now serves on the Board of Trustees of that institution, and he holds a Masters degree from Stevens Institute of Technology. He is also Chairman of the Board of Trustees of Capitol College.

     Dwight S. Taylor, 59, has been a Director of the Company since 1997. He is President of Corporate Development Services, LLC (“CDS”), a commercial real estate development firm with offices in Columbia, Maryland, and a subsidiary of Corporate Offices Properties Trust (NYSE: OFC). From 1984 until 1998, Mr. Taylor, was employed by Constellation Real Estate, Inc. in various capacities. Mr. Taylor is also past President of the Maryland Chapter of the National Association of Industrial and Office Properties (“NAIOP”), and a member of the NAIOP National Board. Mr. Taylor currently serves on the Trustee Boards of the Baltimore Polytechnic Institute Foundation, Capitol College, and Lincoln University. He also serves on the Board of the T. Rowe Price Group, Inc. Mr. Taylor is a 1968 graduate of Lincoln University with a Bachelor of Arts degree in Economics.

     William S. Watson, 60, has been a Director of the Company since 2000. He currently serves as Chairman of ISM, a Boston based advertising agency, which specializes in the travel and leisure industries and is the Managing Partner of ISM’s consulting arm, The Prism Partnership, LLC. Mr. Watson also serves as Chairman and Executive Vice President of TLX, Inc., a provider of logistics solutions to the airline industry, based in Scottsdale, Arizona, and is a member of the board of directors of Passkey Systems, Inc., a privately held company that provides meetings and convention reservation and bookings services. During his career, Mr. Watson also served as Vice President of Strategic Marketing for ITT-Sheraton Hotels, and Executive Vice President, Chief Operating Officer of Best Western International. Mr. Watson is a 1964 graduate of Croydon Polytechnic, with a degree in Mechanical Engineering.

     The Board of Directors recommends a vote FOR election of the six nominees as Directors.

EXECUTIVE COMPENSATION

     The following table shows all compensation earned in each of the last three years by our Chief Executive Officer and our four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 in the fiscal year ended June 30, 2004 (the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
					Securities
	Fiscal			Other Annual	Underlying Options	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	(#)	Compensation(3)
A. L. Giannopoulos	2004	$820,000	$590,000	$955,963	70,000	$6,500
Chairman, President and	2003	690,000	433,000	—	60,000	6,000
Chief Executive Officer	2002	577,500	180,000	—	0	5,500

Gary C. Kaufman	2004	500,000	295,000	1,932,400	50,000	6,250
Executive Vice President,	2003	400,000	316,000	—	30,000	4,308
Finance and Administration, and Chief Financial Officer	2002	330,000	78,000	—	50,000	4,865

Thomas L. Patz	2004	425,000	253,000	2,133,634	40,000	6,950
Executive Vice President,	2003	330,000	278,500	—	30,000	6,092
Strategic Initiatives, and General Counsel	2002	275,000	73,000	—	40,000	4,875

Daniel G. Interlandi	2004	350,000	98,000	1,357,863	30,000	4,375
Executive Vice President,	2003	300,000	75,000	—	0	3,250
North American Sales	2002	220,000	26,000	—	30,000	4,870

T. Paul Armstrong	2004	255,000	125,000	478,556	20,000	3,409
Executive Vice President,	2003	230,000	129,500	—	0	2,894
New Technologies	2002	210,000	57,200	148,815	25,000	4,538

(1)	Bonuses were paid to all recipients, as reviewed and approved by the Compensation Committee of the Board of Directors, based on financial performance (revenue and income before taxes) of the Company, relative to pre-established budgets. See Compensation Committee Report on Executive Compensation for more detail.

(2)	Represents the aggregate difference between the actual exercise price of options granted and the fair market value of the Common Stock as of the date of option exercise. This does not include perquisites or other personal benefits, as none were offered to the Named Executive Officers, other than standard health care benefits under a qualified plan for all employees.

(3)	Represents the Company’s contributions to the 401(k) savings plan for the Named Executive Officers.

Employment Agreements

     The Company has entered into an Employment Agreement with Mr. Giannopoulos that, as amended, expires on June 30, 2009. The Agreement, as amended, provides that Mr. Giannopoulos will be paid an annual salary of $1,000,000 for fiscal year 2005 and is eligible for a bonus targeted at $600,000 for fiscal year 2005. The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount. Mr. Giannopoulos shall be eligible to receive a termination payment equal to the aggregate balance of his salary and bonus for the remaining term of his Employment Agreement in the event of a change of control, which is defined as when a person, firm or group, by virtue of his, her or their ownership of at least 20% of the Common Stock of MICROS, shall have the power to control and direct the management and business affairs of MICROS.

     The Company has entered into an Employment Agreement with Mr. Kaufman that expires on September 30, 2007. The Employment Agreement will be automatically renewed for a one-year period, unless either party elects to terminate such. The Agreement provides that Mr. Kaufman will be paid a base annual salary, and is eligible for a bonus. The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount. The annual salary and target bonus may not be reduced.

     The Company has entered into an Employment Agreement with Mr. Patz that expires on September 30, 2007. The Employment Agreement will be automatically renewed for a one-year period, unless either party elects to terminate such. The Agreement provides that Mr. Patz will be paid a base annual salary, and is eligible for a bonus. The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount. The annual salary and target bonus may not be reduced.

Stock Options

     Certain full-time, salaried officers and employees of the Company and its subsidiaries, and non-employee Company Directors are eligible to participate in the MICROS Systems, Inc. 1991 Option Plan (the “1991 Option Plan”) which provides for the issuance of incentive stock options, non-qualified stock options and stock appreciation rights.

     An option may not be exercised within one year after the date of grant and becomes exercisable in installments during its term as determined by the Board of Directors or Compensation Committee, in accordance with the terms of the 1991 Option Plan. If an option holder dies or becomes disabled, his or her option becomes fully exercisable and may be exercised for one year following the termination of employment. If the option holder retires after attaining age 62, his or her option becomes fully exercisable and may be exercised for three months following retirement, unless otherwise extended by the Compensation Committee. If termination occurs for any other reason, an option may be exercised, to the extent exercisable at termination, for 30 days after termination of employment. No option may be exercised after the expiration of its term.

     The exercise price of the shares of Common Stock covered by an option may not be less than the fair market value of the Common Stock on the date of grant, which is defined under the 1991 Option Plan to be not less than the average of the highest bid and lowest asked prices of the Common Stock on NASDAQ on the date of grant.

     The following table sets forth the details of stock options granted to the individuals listed in the Summary Compensation Table during fiscal year 2004. The second table in this section shows the value of exercised and unexercised options for the individuals listed in the Summary Compensation Table.

Option Grant Table

	Individual Grants				Potential Realizable Value at Assumed
		% of Total Options			Annual Rates of Stock Price
		Granted to			Appreciation for Option Term (10 Year Term)(1)
	Options	Employees	Exercise Price	Expiration
Name	Granted(2)	in 2004	Per Share	Date	5% ($)	10% ($)
A. L. Giannopoulos	70,000	13.9%	$42.075	11/21/13	$1,852,252	$4,693,970
Gary C. Kaufman	50,000	9.9	42.075	11/21/13	1,323,037	3,352,836
Thomas L. Patz	40,000	7.9	42.075	11/21/13	1,058,430	2,682,269
Daniel G. Interlandi	30,000	6.0	42.075	11/21/13	793,822	2,011,701
T. Paul Armstrong	20,000	4.0	42.075	11/21/13	529,215	1,341,134

(1) The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent the Company’s estimates or projection of the future trading prices of its Common Stock, and are determined on the basis of the market price of the underlying Common Stock on the date of the option grant, less the option exercise price payable per share. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee’s continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

(2) Options to purchase 504,000 shares of Common Stock were granted to Company employees and one non-employee Director during fiscal year 2004.

Option Exercises And Year-End Value Table

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares Acquired on	Value	Options at 6/30/04		6/30/04(2)
Name	Exercise (#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
A. L. Giannopoulos	30,000	$955,963	451,000	70,000	$9,911,828	$386,050
Gary C. Kaufman	84,000	1,932,400	277,333	86,667	5,204,291	1,161,174
Thomas L. Patz	94,000	2,133,634	166,666	73,334	2,713,944	1,031,248
Daniel G. Interlandi	50,000	1,357,863	176,030	40,000	3,507,962	389,800
T. Paul Armstrong	15,000	478,556	233,666	28,334	4,806,580	297,273

(1) Based on the market price of the Company’s Common Stock on the exercise date less the option exercise price paid for those shares.

(2) Determined on the basis of the closing selling price per share of the Company’s Common Stock on the Nasdaq National Market on June 30, 2004 ($47.59), less the option exercise price payable per share.

Director Compensation

     Directors received a fee of $4,000 per quarter during fiscal year 2004 and an additional $1,000 for each Board of Directors meeting attended. In fiscal year 2005, the quarterly compensation for Directors shall also be $4,000 and an additional $1,000 for each Board of Directors meeting attended. In both fiscal years 2004 and 2005, the per meeting fee for Audit Committee members, Compensation Committee members, and Nominating Committee members is $1,000. Members of the Board of Directors are reimbursed for travel and other reasonable out-of-pocket expenses. Directors who are full-time, salaried employees of the Company or any of its subsidiaries or affiliates do not receive any fees for their services as members of the Board of Directors or any of its committees.

     In addition to the above-mentioned fees, for fiscal years 2004 and 2003, Mr. Brown was compensated $427,000 and $409,500, respectively, for consulting services provided to the Company. For fiscal year 2004, Mr. Brown earned a base consulting fee of $250,000 and a bonus of $177,000. The bonus was accrued in fiscal year 2004 and paid in September 2004. See “Certain Relationships and Related Transactions” below.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2004, none of the members of the Compensation Committee was an employee or officer of the Company, or has any relationship with the Company requiring additional special disclosure.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In fiscal year 2004, the Company’s compensation for executives, including grants under the 1991 Option Plan, was administered by the Compensation Committee. In fiscal year 2004, there were three meetings of the Compensation Committee (one in connection with fiscal year 2003), and a fourth meeting in September 2004 in connection with the computation and issuance of bonuses for fiscal year 2004. Set forth below is a report submitted by Messrs. Puente, Taylor and Watson, as members of the Company’s Compensation Committee, addressing the Company’s compensation policies for the last completed fiscal year, as they affected Mr. Giannopoulos, in his capacity as Chairman, President and Chief Executive Officer of the Company, and the other Named Executive Officers.

Components of Executive Compensation

     The basic premise of the Company’s executive compensation policy is to ensure a link between executive compensation and the creation of Stockholder value, while motivating and retaining key employees. The primary components of the compensation packages offered to the Company’s executive officers by the Company for the last completed fiscal year consisted of three basic elements - base salary, annual incentive bonus, and long-term incentives in the form of stock options.

Base Salary

     Base salaries of the executive officers, including the Named Executive Officers, reflect the evaluation of the Compensation Committee of the performance of the Company’s executive officers in the technology industry on an international, rather than a national, regional or local level. Although there is no fixed relationship between corporate performance and base salary, the Compensation Committee considers several factors in determining base salaries of the Company’s executive officers, including corporate performance, the increasing importance of their role in the Company’s operations on a consolidated basis, achievement of personal objectives, and the general effect of increases in the cost of living. The Company periodically consults with compensation consulting and executive search firms, which make recommendations as to how the Company may adjust salary in certain situations to pay a level of compensation at least equal to the average of other companies of similar size and in similar industries to that of MICROS. In fiscal year 2004, the Compensation Committee continued to evaluate compensation levels offered by other companies similarly positioned to MICROS in terms of both size (revenue and income) and industry (including certain peer companies that are included in the S&P Application Software composite index).

     The Compensation Committee continues to attempt to offer compensation to the Company’s Named Executive Officers in amounts equal to that of other companies in competitive industries and with comparable levels of revenue. Currently, the Compensation Committee considers the base salary and incentive bonus components of total compensation to be generally in the middle range of compensation as compared to compensation levels of other senior executives of companies in similar industries or of similar financial size (in terms of revenue and operating income). Moreover, the Company considers that the compensation levels are comparable to those companies in the computer software and services peer group, including certain peer companies that are included in the S&P Application Software composite index.

Incentive Bonuses

     Prior to the commencement of each fiscal year, the Compensation Committee establishes “target bonuses” for each of the Named Executive Officers (other than for Mr. Giannopoulos, whose target bonus is stipulated in his employment agreement), based on the Named Executive Officer’s position and responsibilities. Target bonuses are not guaranteed. Evaluation of bonuses for the 2004 fiscal year was performed by the Compensation Committee based on the assessment of the Compensation Committee of various factors relating to both corporate-wide and business unit financial performance, as further discussed below. For fiscal year 2002, partial incentive bonuses were paid to the Named Executive Officers. For fiscal year 2003, full incentive bonuses were paid to the Named Executive Officers. For fiscal year 2004, incentive bonuses were paid to the Named Executive Officers and other employees. With respect to Named Executive Officers who do not directly oversee a specific business unit, the bonus was calculated by the addition of the following two amounts: (i) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the Company’s actual fiscal 2004 revenue, and the denominator of which is the budgeted 2004 revenue, provided that no bonus shall be paid under this prong if the ratio is less than 100%; and (ii) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the Company’s actual fiscal 2004 income before taxes, and the denominator of which is the budgeted 2004 income before taxes, provided that no bonus shall be paid under this prong if the ratio is less than 100%. With respect to Named Executive Officers who directly oversee a specific business unit, the bonus was calculated by the addition of the following two amounts: (i) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the applicable business unit’s actual fiscal 2004 revenue, and the denominator of which is the budgeted 2004 revenue, provided that no bonus shall be paid under this prong if the ratio is less than 100%; and (ii) the sum derived by multiplying 50% of the target bonus by a ratio, the numerator of which is the business unit’s actual fiscal 2004 income before taxes, and the denominator of which is the budgeted 2004 income before taxes, provided that no bonus shall be paid under this prong if the ratio is less than 100%.

Stock Options

     Stock options for the purchase of 210,000 shares were granted to Named Executive Officers during fiscal year 2004. The Compensation Committee allocated options on the basis of various factors, including the employee’s current position, personal performance based on both objective and subjective factors, seniority, and Company performance in general. Stock options constitute the element of executive compensation most linked to Stockholder value inasmuch as their value increases directly with any increase in the price of the Company’s Common Stock. The real value recognized by the award recipient is directly related to future corporate performance. The stock option grants tie executive compensation to stock performance, since the stock options will have value only if and to the extent the market price of the Company’s stock increases from the exercise price of the stock options. Recommendations with respect to recipients and the number of options to be granted thereto are made by the Chairman, President and CEO based on performance. The Compensation Committee evaluates the recommendations, analyzing both the quantity of the proposed grants and the identities of the proposed recipients. The Compensation Committee will then, in its sole discretion, approve, reject or modify the proposed allocation of stock options.

Compensation Policies Toward Executive Officers

     The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation by integrating into total compensation the Company’s annual and long-term performance goals. The Compensation Committee acknowledges and emphasizes the importance of stock ownership by management and, accordingly, stock option compensation. Stock-based incentives create a nexus between Stockholder and management interests by providing motivation for executives over the long term. The 1991 Option Plan is designed to attract, motivate and retain the valuable executive talent necessary to ensure the continued success of the Company. As a result of the use of long-term compensation as part of executive officers’ total compensation, actual compensation levels in any particular year may be above or below those of the Company’s competitors, depending upon the Company’s overall performance.

Relationship of Corporate Performance to Executive Compensation

     The determination of bonuses for the last completed fiscal year was based on corporate performance as measured by pre-tax income and net revenue. Accordingly, the Compensation Committee performs a mathematical analysis based on actual performance compared to budgeted performance. Bonuses that may be earned by Named Executive Officers equal the targeted bonus, established in the beginning of the fiscal year, multiplied by factors calculated comparing actual and budgeted performance. Additionally, individual non-financial performance items may be considered as well, such as with the consummation of a strategic transaction or the completion of certain software development milestones.

     In reviewing corporate performance, pre-tax income and net revenue serve as the focal points in the analysis by the Compensation Committee. The pre-tax income and net revenue are evaluated both on a consolidated basis and a business unit basis. Additionally, the Compensation Committee considers the competitive climate in which the Company must operate. It is the Compensation Committee’s policy that the sum total of base salaries and incentive bonuses, for executive officers, including the Named Executive Officers, eligible for incentive compensation, should be equal to competitive average total compensation levels as presented in comparative wage and benchmarking surveys. Target bonus amounts vary according to salary levels and positions comparable to those established in the previous fiscal year.

     The financial position of the Company is reviewed annually to determine which aspects of the executive officers’ performance need to be emphasized, and accordingly, which factors will be taken into consideration in the determination of the incentive bonuses. The measures of corporate performance that were considered by the Compensation Committee for the last completed fiscal year included pre-tax income and net revenue. In addition to these performance factors, the Compensation Committee considered the “individual” factor. This factor is based on the recommendation of the Chief Executive Officer and may be quantitative or qualitative, depending on emphasis desired, but not necessarily derived from normal financial reports. The non-financial objectives also generally include achieving certain pre-designated non-financial events or objectives, such as with the consummation of a strategic transaction or the completion of certain software development milestones.

     As with most other executive compensation packages, the subjective factor of human judgment plays a role in determining the Company’s incentive bonuses. Individual bonuses are reviewed and judgment is applied by the Compensation Committee based upon the executive’s individual contribution to the performance of the Company as a whole and his or her primary area of responsibility in particular. No bonuses are paid where an executive fails to perform duties in accordance with the Company’s Code of Business Practices.

Chief Executive Officer Compensation

     The Company considers that the compensation level of the Chief Executive Officer should be comparable to those companies in the computer software and services peer group (including certain peer companies that are included in the S&P Application Software composite index). Effective June 1, 1995, Mr. Giannopoulos entered into an Employment Agreement with the Company, which, as amended, is in effect until June 30, 2009. Under the Agreement for fiscal year 2004, Mr. Giannopoulos was entitled to receive a base salary of $820,000 and had a target bonus of $500,000 (based upon achieving 100% of the corporate objectives established by the Compensation Committee). In determining Mr. Giannopoulos’ fiscal year 2004 bonus, the Compensation Committee utilized the following formulae: (i) the sum derived by multiplying 50% of the $500,000 target bonus (or $250,000) by a ratio, the numerator of which is the Company’s actual fiscal 2004 revenue, and the denominator of which is the budgeted 2004 revenue, provided that no bonus shall be paid under this prong if the ratio is less than 100%; and (ii) the sum derived by multiplying 50% of the $500,000 target bonus (or $250,000) by a ratio, the numerator of which is the Company’s actual fiscal 2004 income before taxes, and the denominator of which is the budgeted 2004 income before taxes, provided that no bonus shall be paid under this prong if the ratio is less than 100%. Applying this formula, Mr. Giannopoulos earned a bonus of $590,000, which represents 108.3% of the first prong of the formula, and 127.9% of the second prong.

     The Committee has considered the impact of the provisions of the Internal Revenue Code that, in certain circumstances, disallow compensation deductions in excess of $1 million for any year with respect to the Company’s CEO and four other most highly compensated officers. The Company expects that these provisions will not limit its tax deductions for executive compensation in the near term.

JOHN G. PUENTE (Chairman)

DWIGHT S. TAYLOR and WILLIAM S. WATSON

Members of the Compensation Committee

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company is composed of three independent directors, as required by NASDAQ listing standards. The members of the Audit Committee are Mr. Watson (Chairman), Mr. Dando and Mr. Puente. The Audit Committee operates under a written charter adopted by the Board of Directors, as amended most recently on August 25, 2004, which is attached as Exhibit B to this Proxy Statement, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Each year, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent auditors.

     Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     Accordingly, the Audit Committee has met and held discussions with both Company management and PricewaterhouseCoopers LLP, the Company’s independent auditors. Each Audit Committee meeting commences with the participation of the Audit Committee members, staff from PricewaterhouseCoopers LLP, and Company management, including members of the finance department who perform the internal audit functions; each meeting concludes with a private session between the Audit Committee members and the staff from PricewaterhouseCoopers LLP, without employees of the Company. In fiscal year 2004, PricewaterhouseCoopers LLP provided updates in connection with the legislative developments of the Sarbanes-Oxley Act of 2002. Additionally, at each Audit Committee meeting management from the finance department provided updates with respect to MICROS’ implementation of internal controls. Further, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed Statement on Auditing Standards No. 61, “Communication with Audit Committees” with PricewaterhouseCoopers LLP. They discussed PricewaterhouseCoopers LLP’s judgment of the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

Additionally, PricewaterhouseCoopers LLP stated that it was satisfied that the Company’s accounting staff was forthright and straightforward in answering all questions posed to them.

     PricewaterhouseCoopers LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee further considered whether the provision by PricewaterhouseCoopers LLP of domestic and international tax services is compatible with maintaining the auditors’ independence, and thereafter approved the engagement of PricewaterhouseCoopers LLP for the provision of such tax services. In fiscal year 2004, both PricewaterhouseCoopers LLP and Ernst & Young LLP provided tax services to the Company; both PricewaterhouseCoopers LLP and Ernst & Young LLP will continue to provide tax services to the Company in fiscal year 2005.

     Based upon the Audit Committee’s discussion with management and the independent auditors, the Audit Committee’s review of the representation by management, and the disclosures by the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended June 30, 2004 be included in the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2005.

WILLIAM S. WATSON (Chairman)

            B. GARY DANDO and JOHN G. PUENTE

Members of the Audit Committee

Stock Performance Graph

     The following line graph compares (1) the cumulative total Stockholder return on the Company’s Common Stock during the past five fiscal years, based on the market price of MICROS Systems, Inc. Common Stock, with (2) the cumulative total yearly return of the S&P 500 Index and (3) the S&P Application Software composite index. The graph assumes $100 invested on June 30, 1999, in MICROS Systems, Inc. Common Stock, and an identical amount in the S&P 500 Index and the S&P 500 Application Software composite index, and the reinvestment of dividends.

STOCKHOLDER RETURNS

Company/Index	Jun-99	Jun-00	Jun-01	Jun-02	Jun-03	Jun-04
MICROS Systems, Inc.	$100.00	$54.60	$64.71	$81.50	$97.06	$141.09
S&P 500 Index	$100.00	$107.25	$91.34	$74.91	$75.10	$89.45
S&P 500 Application Software	$100.00	$105.24	$98.62	$41.32	$43.61	$49.82

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 2004, the Company compensated Louis M. Brown, Jr., Vice Chairman of the Board, $427,000 for consulting services provided to the Company. For fiscal 2004, Mr. Brown earned a base consulting fee of $250,000 and a bonus of $177,000. The bonus was accrued in fiscal year 2004 and paid in September 2004. Effective June 30, 1995, and subsequently amended, the Company and Mr. Brown entered into a Consulting Agreement expiring on June 30, 2007, pursuant to which Mr. Brown is to provide on the average 20 hours per week of consulting services to the Company in exchange for a base consulting fee plus a target bonus.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(PROPOSAL 2)

     Upon the recommendation of the Audit Committee, the Company’s Board of Directors has selected the firm of PricewaterhouseCoopers LLP (“PwC”) as the independent public accountants for the Company for the year ending June 30, 2005. The approval of its selection is to be voted upon at the Annual Meeting. PricewaterhouseCoopers LLP has served in this role since August 1990, and its selection was approved by the Stockholders at the last Annual Meeting. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if they so desire.

     The following is a summary of fees billed by PwC for audit and other professional services during fiscal years 2004 and 2003:

	2004	2003
AUDIT FEES include the review of interim consolidated financial statements, annual audit of the consolidated financial statements, required statutory audits of certain foreign subsidiaries and assistance with SEC filings	$975,161	$712,062
AUDIT RELATED FEES include the annual audit of the 401(k) plan, and services regarding financial accounting and reporting standards	135,153	18,500
TAX FEES include tax compliance, transactional consulting, tax advice for multi-state and global restructuring and assistance with certain foreign regulatory filings	432,789	1,484,360
ALL OTHER FEES include license fees for online financial reporting and assurance literature. There were no fees for Financial Information System Design and Implementation in fiscal years 2004 and 2003	1,500	2,163

TOTAL FEES	$1,544,603	$2,217,085

     The Board of Directors recommends a vote FOR the approval of PricewaterhouseCoopers LLP as independent public accountants for the 2005 fiscal year.

AMENDMENT TO THE
1991 STOCK OPTION PLAN
(INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN)
(PROPOSAL 3)

Introduction

     The MICROS Systems, Inc. 1991 Stock Option Plan (the “1991 Option Plan”) was initially approved by Stockholders at the 1991 Annual Meeting. Under the 1991 Option Plan, 500,000 shares were originally authorized pursuant to Stockholder approval at the 1991 Annual Meeting; additional amendments over the last 13 years, authorized pursuant to Stockholder approval, in addition to a two-for-one stock split effected in the form of a stock dividend in the fourth quarter of fiscal year 1998, have served to increase the number of shares to the current level of 6,700,000. At this Annual Meeting, the Stockholders are being requested to consider and approve the adoption of an amendment to the 1991 Option Plan which serves to authorize the issuance of an additional 600,000 shares of Common Stock under the 1991 Option Plan through the grant of incentive stock options and nonqualified options. The Company last sought and obtained the approval of the Stockholders to authorize additional shares of Common Stock in the Proxy Statement for the 2003 Annual Meeting of Stockholders.

     The affirmative vote of a majority of all votes cast by Stockholders at a meeting at which a quorum is present is required in order to adopt the amendment to the 1991 Option Plan. As of the record date,

Directors and officers of the Company have the power to vote approximately 0.9% of the outstanding shares of Common Stock. All of the Directors and officers have expressed an intent to vote in favor of the proposed amendment to the 1991 Option Plan.

     The principal features of the 1991 Option Plan are summarized below. The summary is qualified by reference to the complete text of the 1991 Option Plan, which is attached as Exhibit A.

Purpose

     The purpose of the 1991 Option Plan is to provide a performance incentive to certain officers and other key employees of the Company and its subsidiaries in order that such persons may acquire a (or increase their) proprietary interest in the Company and to encourage such persons to remain in the employ of the Company and its subsidiaries. In addition, non-employee Directors may participate in the 1991 Option Plan.

Administration

     The 1991 Option Plan may be administered by either the Compensation Committee or by the Board of Directors itself (individually and collectively, the “Administrating Committee”). It is intended that at all times the 1991 Option Plan will be administered by Directors who are “non-employee directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”).

     In general, the Administrating Committee determines the persons to whom options are granted, the terms of the options and the number of shares covered by each option.

Duration, Amendment and Termination

     The 1991 Option Plan became effective as of September 23, 1991 and currently will terminate on December 31, 2006, unless sooner terminated by the Board of Directors.

     In addition to the power to terminate the 1991 Option Plan at any time, the Board of Directors also has the power to amend the 1991 Option Plan; provided, no amendment to the 1991 Option Plan may be made without Stockholder approval if the amendment would (i) change the minimum option prices set forth in the 1991 Option Plan, (ii) increase the maximum term of options, (iii) materially increase the benefits accruing to the participants under the 1991 Option Plan, or (iv) materially modify the requirements as to eligibility under the 1991 Option Plan.

Eligibility

     The 1991 Option Plan provides for the grant of options to non-employee directors, officers and other key employees of the Company and its subsidiaries. As described below, non-employee directors may be granted only non-qualified options. In fiscal year 2004, one non-executive director and 28 officers and other key employees had been granted options under the 1991 Option Plan.

Awards Under the 1991 Option Plan

     The 1991 Option Plan currently reserves a total of 6,700,000 shares of the Company’s Common Stock, which may be issued pursuant to options under the 1991 Option Plan since its inception. At this Annual Meeting, the Stockholders are being requested to consider and approve the adoption of an amendment to the 1991 Option Plan which serves to authorize the issuance of an additional 600,000 shares of Common Stock under the Option Plan. As of October 6, 2004, the closing market price for the Company’s Common Stock was $50.39 per share. The 1991 Option Plan provides for the grant of incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended

(the “Code”), and non-qualified options. If an option expires without being exercised in full, such shares of Company Common Stock which were not exercised are again available for grant under the 1991 Option Plan.

     The type and terms of each option granted under the 1991 Option Plan are determined by the Compensation Committee. The option price per share shall not be less than the fair market value of the Company’s Common Stock at the date of grant of the option. Fair market value will be determined by the Compensation Committee pursuant to the criteria set forth in the 1991 Option Plan. An option may contain such terms as are deemed appropriate by the Administrating Committee, including a provision that allows the Company to re-acquire an option for cash.

Exercise of Options

     An option may be exercised by an optionee by delivery to the Company of the exercise price which must be paid either: (i) in cash or cash equivalent; or (ii) subject to certain conditions, by delivery of previously owned shares of Common Stock or by a combination of cash and Common Stock.

     The term of an option may not exceed ten (10) years. An option is exercisable in such installments and at such times during its term as determined by the Compensation Committee. To the extent not exercised, installments are cumulative and may be exercised in whole or in part at any time after becoming exercisable until the option expires.

     With respect to incentive stock options, the aggregate fair market value of shares that may be exercised by an optionee for the first time during any year may not exceed $100,000.

Termination of Employment

     In the event the optionee’s employment (or service as a non-employee Director) terminates by reason of death, all options become fully exercisable and may be exercised by the optionee’s estate within one year after the date of such death but not later than the date on which such options would otherwise expire.

     If the optionee’s employment (or service as a non-employee Director) is terminated as a result of disability, all options become fully exercisable and may be exercised within one year after such termination but not later than the date on which such options would otherwise expire.

     If an optionee’s employment is terminated on or after age 62 in accordance with the Company’s normal retirement policies, all options become fully exercisable and, except as otherwise approved by the Administrating Committee, may be exercised for a period of three months after such termination, but not later than the date on which the options would otherwise expire.

     If an optionee’s employment (or service as a non-employee Director) terminates other than for retirement, death or disability, the options held by such optionee, to the extent exercisable as of the date of termination, may be exercised at any time during the thirty (30) day period immediately following the date of termination, but not after the date on which such options would otherwise expire. However, if termination is on account of cause, all options expire as of the date of termination.

     An optionee’s estate means the optionee’s legal representative or any person who acquires the right to exercise an option by reason of the optionee’s death.

Restriction on Transfer

     Options are transferable only by will or by the laws of descent and distribution. During an optionee’s lifetime, an option may be exercised only by the optionee.

Federal Income Tax Treatment

     Incentive Stock Options

     Incentive stock options under the 1991 Option Plan are intended to meet the requirements of Section 422 of the Code. There are no tax liabilities to the optionee upon the grant of an incentive stock option. In general, if an optionee acquires stock upon the exercise of an incentive stock option, no income will result to the optionee upon such exercise and the Company will not be allowed a deduction as a result of such exercise provided the optionee makes no disposition of the stock within two years from the date of grant and one year after the option is exercised. The basis to the optionee of shares acquired on the exercise of an incentive stock option will be equal to the exercise price. Any gain or loss realized upon the sale of the shares acquired will be treated as capital gains or loss, as applicable.

     If the optionee fails to satisfy the one- or two-year holding periods described above, the optionee will be treated as having received ordinary income at the time of the disposition of the stock generally equal to the excess of the value of the stock on the date of exercise (or, if less, the amount realized from the disposition) over the exercise price. Any gain in excess of the amount treated as ordinary income will be treated as capital gain. The Company will be entitled to a deduction for the amount taxable to the optionee as ordinary income.

     Although the exercise of an incentive stock option will not result in regular income tax liability to an optionee, it may subject the optionee to liability for the “alternative minimum tax.”

     Non-Qualified Options

     There are no tax liabilities to the optionee upon the grant of a non-qualified option. In general, an optionee who exercises a non-qualified option will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and the Company will be entitled to a deduction in the same amount. The Company will withhold federal and state income and employment taxes due on this compensation from amounts otherwise payable to the optionee. The optionee’s basis in such shares will generally be the fair market value on the date of exercise, and when he/she disposes of the shares, he/she will recognize capital gain or loss.

     The Board of Directors recommends a vote FOR the approval of an increase in the number of shares issuable under the MICROS Systems, Inc. 1991 Stock Option Plan.

PLAN BENEFITS

     The following table sets forth the number of shares of Common Stock subject to options granted to each of the following under the 1991 Option Plan during fiscal year 2004. Future awards under the 1991 Option Plan as proposed to be amended are not determinable at this time. The Company does not believe that the amount of awards granted during fiscal year 2004 or since the inception of the 1991 Option Plan would have been different if the 1991 Option Plan had been amended at the time such grants were made.

Name and Position	1991 Option Plan	Total Outstanding
A. L. Giannopoulos Chairman, President and Chief Executive Officer	70,000	521,000
Gary C. Kaufman Executive Vice President, Finance and Administration, and Chief Financial Officer	50,000	364,000
Thomas L. Patz Executive Vice President, Strategic Initiatives, and General Counsel	40,000	240,000
Daniel G. Interlandi Executive Vice President, North American Sales	30,000	216,030
T. Paul Armstrong Executive Vice President, New Technologies	20,000	262,000
Executive Group	270,000	1,896,104
Non-Executive Director Group	20,000	216,000
Non-Executive Officer Employee Group	214,000	1,591,090

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of
	securities to	Weighted-	securities remaining
	be issued upon	average	available for future
	exercise of	exercise price	issuance under equity
	outstanding	of outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan category	and rights	and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,701,194	$29.54	382,906
Equity compensation plans not approved by security holders	—	—	—

Total	3,701,194	$29.54	382,906

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the US Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 2004 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied.

SUBMISSION OF STOCKHOLDER PROPOSALS

     The Company provides all Stockholders with the opportunity, under certain circumstances and consistent with the rules of the SEC, to participate in the governance of the Company by submitting proposals that they believe merit consideration and nominations for the election of Directors at Annual Meetings of Stockholders. To enable management adequately to analyze and respond to proposals Stockholders wish to have included in the Proxy Statement and proxy card for the Company’s 2005 Annual Meeting of Stockholders, SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, requires that any such proposal be received by the Company in writing no later than June 22, 2005. Any Stockholder proposal or Director nomination for that meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if it is received by the Company later than September 5, 2005. Proxies solicited by the Board of Directors for the Company’s 2005 Annual Meeting of Stockholders may confer discretionary authority to vote on any untimely Stockholder proposals or Director nominations without express direction from Stockholders giving such proxies. All Stockholder proposals and director nominations must be addressed to the attention of the Corporate Secretary at c/o MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046. The Chairman of the Annual Meeting may refuse to acknowledge the introduction of any Stockholder proposal or Director nomination not made in compliance with the foregoing procedures.

OTHER MATTERS

     The Board of Directors is not aware of any matters other than those discussed herein that are to be presented for action at the Annual Meeting. If any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote in regard thereto according to their best judgment.

By Order of the Board of Directors,

/s/Wendy M. Boslet
Wendy M. Boslet
Corporate Secretary

Columbia, Maryland
October 20, 2004

EXHIBIT A
MICROS SYSTEMS, INC.
1991 STOCK OPTION PLAN
(WITH PROPOSED AMENDMENT)

     1. PURPOSE OF PLAN. The purpose of the MICROS Systems, Inc. 1991 Stock Option Plan, as amended (the “Plan”), is to serve as a performance incentive and to encourage the ownership of MICROS Systems, Inc. (the “Company”) stock by key employees of the Company and its subsidiaries (including officers and directors) so that the person to whom the option is granted may acquire a (or increase his or her) proprietary interest in the Company and its subsidiaries and in order to encourage such person to remain in the employ of the Company or its subsidiaries. In addition, nonemployee directors may participate in the Plan as provided herein. Options granted pursuant to the Plan may consist of incentive stock options (“ISOs”) (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) and nonqualified options.

     2. ADMINISTRATION. The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors; except that if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors. The Committee shall consist of not less than two (2) members of the Board of Directors. Members of the Committee shall be “non-employee directors” (within the meaning of Rule 240.16(b)-3 of the Securities and Exchange Commission).

     The Committee shall determine the purchase price of the stock covered by each option, the employees and nonemployee directors to whom, and the time or times at which, options shall be granted, the number of shares to be covered by each option, and the term of each option. In addition, the Committee shall have the power and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     If the Committee is appointed, the Board of Directors shall designate one of the members of the Committee as chairman and the Committee shall hold meetings at such times and places as it shall deem advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3. EFFECTIVENESS AND TERMINATION OF PLAN.

     (a) The Plan shall become effective as of September 23, 1991.

     (b) This Plan shall terminate on the earliest of (i) December 31, 2006, (ii) the date when all shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the Plan have been acquired through the exercise of options granted under the Plan, or (iii) such earlier date as determined by the Board of Directors. Any option outstanding under the Plan at the time of the Plan’s termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

     4. GRANTEES. Subject to Section 2, options may be granted to key employees (including directors and officers) and nonemployee directors of the Company and its subsidiaries as determined by the Committee (each such employee or director, a “Grantee”); provided, however, ISOs shall only be granted to employees.

     5. THE SHARES. Subject to Section 7, the aggregate number of Shares which may be issued under the Plan shall be 7,300,000. Such number of Shares may be set aside out of the authorized but unissued Common Stock not reserved for any other purpose or out of Common Stock held in or acquired for the treasury of the Company. If all or part of an expired option is unexercised, the Shares which were not exercised may again be available for grant under the Plan.

     6. GRANT, TERMS AND CONDITIONS OF OPTIONS. Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan. Except as hereinafter provided, options granted pursuant to the Plan shall be subject to the following terms and conditions.

     (a) Price. The purchase price of the Shares subject to an option shall be no less than the fair market value of the Shares at the time of grant; provided, however, if an ISO is granted to a person owning Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company as defined in Section 422 of the code (“10% Stockholder”), the purchase price shall be no less than 110% of the fair market value of the Shares. The fair market value of the Shares shall be determined by and in accordance with procedures to be established by the Committee, whose determination shall be final.

     Notwithstanding the foregoing, if the Company’s Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation system on the date the option is granted, fair market value shall not be less than the average of the highest bid and lowest asked prices of the Common Stock on such system on such date. If the Common Stock is admitted to trading on a national securities exchange on the date the option is granted, fair market value shall not be less than the last sales price reported for the Common Stock on such exchange on such date or on the last date preceding such date on which a sale was reported.

     The exercise price shall be paid in full in United States dollars in cash or by check at the time of exercise. At the discretion of the Committee, the exercise price may be paid with (i) Common Stock already owned by, and in possession of, the Grantee or (ii) any combination of United States dollars or Common Stock. Anything contained herein to the contrary notwithstanding, any required withholding tax shall be paid by the Grantee in full at the time of exercise of an option. Common Stock used to satisfy the exercise price of an option shall be valued at its fair market as of the close of business on the day of exercise. The exercise price shall be subject to adjustment, but only as provided in Section 7 hereof.

     (b) Limit on Incentive Option Amount. Notwithstanding any provisions contained herein to the contrary, the Shares covered by an ISO granted to a Grantee which are exercisable for the first time during any calendar year shall not exceed the $100,000 limitation in Section 422 of the Code.

     (c) Duration and Exercise of Options. An option may be granted for a term as determined by the Committee but not exceeding ten (10) years from the date of grant; provided, however, the term of an ISO granted to a 10% Stockholder may not exceed five (5) years. Options shall be exercised at such time and in such amounts (up to the full amount thereof) as may be determined by the Committee at the time of grant. If an option is exercisable in installments, the Committee shall determine what events, if any, will accelerate the exercise of the option.

     The Plan shall be subject to approval by the Company’s stockholders within one (1) year from the date on which it was adopted. Prior to such stockholder approval, options may be granted under the Plan, but any such option shall not be exercisable prior to such stockholder approval. If the Plan is not approved by the Company’s stockholders, the Plan shall terminate and all options theretofore granted under the Plan shall terminate and become null and void.

     (d) Termination of Employment. Except as otherwise determined by the Committee, upon the termination of a Grantee’s employment (or service as a nonemployee director), the Grantee’s rights to exercise an option shall be as follows:

        i) If the Grantee’s employment (or service as a nonemployee director) is terminated on account of total and permanent disability (pursuant to the Company’s long-term disability plan for Grantees who are employees) and as defined in Section 22(e)(3) of the Code), any option shall become fully (100%) vested as of the date of termination and may be exercised by the Grantee (or by the Grantee’s estate if the Grantee dies after termination) at any time within one (1) year after termination on account of disability but in no event after the expiration of the term of the option.

        ii) In the case of a Grantee whose employment (or service as a nonemployee director) is terminated by death, any option shall become fully (100%) vested as of the date of death and the Grantee’s estate shall have the right for a period of one (1) year following the date of such death to exercise the option but in no event after the expiration of the term of the option.

        iii) In the case of a Grantee who retires from the Company and its subsidiaries after attaining age 62, an option shall become fully (100%) vested as of the date of retirement and the Grantee may, within the three-month period following retirement, exercise such option but in no event after the expiration of the term of the option. If the Grantee dies during such three-month period, the Grantee’s estate may exercise such option during the period ending on the first anniversary of the Grantee’s retirement but in no event after the expiration of the term of the option.

        iv) In the case of a Grantee whose employment with the Company and its subsidiaries (or service as a nonemployee director) is terminated for any reason other than death, disability or retirement, the Grantee (or the Grantee’s estate in the event of the Grantee’s death after such termination) may, within the 30-day period following such termination, exercise an option to the extent the right to exercise had accrued prior to such termination but in no event after the expiration of the term of the option. Notwithstanding the foregoing, if the Grantee’s termination of employment is on account of misconduct or any act that is adverse to the Company, the Grantee’s option shall expire as of the date of termination of employment.

        v) A Grantee’s “estate” shall mean the Grantee’s legal representative or any person who acquires the right to exercise an option by reason of the Grantee’s death. The Committee may in its discretion require the transferee of a Grantee to supply it with written notice of the Grantee’s death or disability and to supply it with a copy of the will (in the case of the Grantee’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an option. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

     (e) Transferability of Option. Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Grantee’s lifetime only by the Grantee.

     (f) Form, Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, an option shall be evidenced by such form of agreement as is approved by the Committee, and consistent with the terms hereof. Notwithstanding the foregoing, no modification of an option shall, without the consent of the Grantee, alter or impair any rights or obligations under any option theretofore granted under the Plan nor shall any modification be made which shall adversely affect the status of an ISO as an incentive stock option under Section 422 of the Code.

     (g) Minimum Number of Shares. The minimum number of Shares for which an option may be exercised at any time shall be 100 shares, unless the unexercised portion of the option covers a lesser number of Shares.

     (h) Maximum Number of Shares. Subject to adjustments as provided in Section 7(a) hereof, the maximum number of Shares subject to options that may be granted hereunder during any one fiscal year of the Company to any one individual shall be limited to 200,000 Shares.

     (i) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate, including a provision permitting the Company or a subsidiary to reacquire an option for cash.

     7. CAPITAL STRUCTURE CHANGES.

     (a) If the outstanding shares of the Company’s Common Stock are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, the Board of Directors shall make appropriate and proportionate adjustments in the number, kinds and limits of shares available for options pursuant to the Plan or subject to any outstanding options and in the purchase price therefore. The determination of the Board of Directors as to such adjustments shall be conclusive.

     (b) Fractional Shares resulting from any adjustment in options pursuant to Section 7 shall be eliminated at the time of exercise by rounding-down for fractions less than one-half (1/2) and rounding-up for fractions equal to or greater than one-half (1/2). No cash settlements shall be made with respect to fractional Shares eliminated by rounding. Notice of any adjustments shall be given by the Committee to each Grantee whose option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

     (c) Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, the Plan and options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full for at least 30 days prior to the termination date whether or not otherwise exercisable during such period.

     (d) Options may be granted under this Plan from time to time in substitution for similar options held by employees of corporations who become or are about to become employees of the Company or a subsidiary as the result of a merger or consolidation, the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of the fifty percent (50%) or more of the stock of the employing corporation causing it to become a subsidiary.

     8. SECURITIES LAW REQUIREMENTS. No option granted pursuant to this Plan shall be exercisable in whole or in part nor shall the Company be obligated to sell any Shares subject to any such option if such exercise or sale, in the opinion of counsel for the Company, violates the Securities Act of 1933 (or other federal or state statutes having similar requirements). Each option shall be subject to the further requirement that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares subject to such option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee may require each person purchasing Shares pursuant to an option to represent to and agree with the Company in writing that he is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     9. AMENDMENTS. The Board of Directors may amend or terminate the Plan in whole or in part as it deems appropriate and proper; provided, however, except as provided in Section 7, (i) without stockholder approval no action may be taken which changes the minimum option price, increases the maximum term of options, materially increases the benefits accruing to Grantees under the Plan, materially increases the number of Shares which may be subject to options pursuant to this Plan, or materially modifies the requirements as to eligibility for participation hereunder, and (ii) without the consent of the Grantee, no action may be taken which adversely affects the rights of such Grantee concerning an option.

     10. NO EMPLOYMENT RIGHT. Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or employee of the Company or any of its subsidiaries.

     11. INDEMNIFICATION. Each person who is or at any time serves as a member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to this Plan.

     Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person’s own behalf. The foregoing persons may be entitled under the charter or by-laws of the Company or any of its subsidiaries, as a matter of law, or otherwise, or any power that the Company or a subsidiary may have to indemnify such person or hold such person harmless.

     12. GOVERNING LAW. Except to the extent preempted by federal law, all matters relating to this Plan or to options granted hereunder shall be governed by the laws of the State of Maryland.

     13. EXPENSES; PROCEEDS. The expenses of implementing and administering this Plan shall be borne by the Company and its subsidiaries. Proceeds from the sale of Common Stock under the Plan shall constitute general funds of the Company.

     14. TITLES AND HEADINGS. The titles and headings of the Sections in this Plan are for convenience of reference only; in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

EXHIBIT B
MICROS SYSTEMS, INC.
AUDIT COMMITTEE CHARTER

Organization

     There shall be a committee of the Board of Directors (the “Board”) of the Company known as the Audit Committee. The Audit Committee of the Board shall be comprised of at least three directors who must meet the following criteria:

•	Be independent as defined under Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market;

•	Meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Act”) (subject to the exemptions provided in Rule 10A-3(c));

•	Not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•	Be able to read and understand fundamental financial statements, including a Company’s balance sheet, income statement, and cash flow statement.

Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

PURPOSE

     The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders of the Company relating to the oversight and monitoring of the corporate accounting and reporting practices of the Company, the Company’s systems of internal accounting and financial controls, as well as the integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, and management of the Company.

DUTIES AND RESPONSIBILITIES

     The Audit Committee is responsible for reviewing the Company’s: (1) financial reporting functions and related financial information that will be provided to the shareholders and others; (2) external audit processes; and (3) systems of internal controls, and the Audit Committee is responsible for assisting the full Board in fulfilling its oversight responsibilities with respect thereto. The Audit Committee will review its policies and procedures periodically to assure that such policies and procedures address changes in applicable regulations.

     In addition, the Audit Committee has the responsibility to comply with Rule 10A-3(b)(2), (3), (4) and (5) under the Act (subject to the exemptions provided in Rule 10A-3(c)), concerning responsibilities relating to: (i) registered public accounting firms, (ii) complaints relating to accounting, internal accounting controls or auditing matters, (iii) authority to engage advisors, and (iv) funding as determined by the Audit Committee.

     In carrying out these responsibilities, the Audit Committee will:

     A. Financial Reporting and Related Financial Information: In general, oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company through, among other things, the actions set forth below:

•	Prior to filing, review the Company’s Annual Report on Form 10-K, including the financial statements, auditors’ opinion; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial disclosure contained therein with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and presentation thereof.

•	Prior to filing, review the Company’s Quarterly Reports on Form 10-Q, including the financial statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations and other financial disclosure contained therein with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and presentation thereof. In addition, the Audit Committee will discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 in connection with each Form 10-Q.

•	Review with management and the independent auditors significant financial reporting issues and practices affecting the Company, including changes in, or adoptions of, accounting principles and disclosure practices. Further, the Audit Committee will discuss any other matters required to be communicated to it by the auditors pursuant to applicable laws, rules and regulations.

•	Review pronouncements issued by the SEC and FASB that may materially affect the Company’s financial statements or policies.

•	Review, if appropriate, with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

•	Determine, based on the reviews and discussions noted above, whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

•	Prepare any report, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement.

     B. Independent Auditors and Audit Processes

•	Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Company. Approve audit fees for, and oversee the Company’s independent auditors. Review the performance and audit fee arrangements of the independent auditors at least annually.

•	Inquire of management and the independent auditors about significant risks or exposures, and assess the steps management has taken to minimize such risks to the Company.

•	Meet with the independent auditors and financial management of the Company to review and approve the scope of the proposed audit.

•	Review and provide prior approval of the engagement of the Company’s independent auditors to perform those non-audit services not prohibited by the Sarbanes-Oxley Act of 2002. The Chair of the Audit Committee may represent and act on behalf of the entire Committee for purposes of this review and approval.

•	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1: Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board take appropriate action to ensure the continuing independence of the auditors.

•	Obtain and review at least annually a report by the independent auditors describing: (a) the independent auditors’ internal quality-control procedures, (b) any issues material to the Company’s audit raised (i) by the most recent internal quality-control review or peer review of the independent auditors or (ii) by any inquiry or investigation by governmental or professional authorities and (c) any steps taken to deal with any such issues.

•	Confirm that the Company’s independent auditors have complied with any applicable rotation requirements for the lead audit partner and any reviewing audit partner with responsibility for the Company’s audit.

•	To the extent required by the rules of the SEC, obtain and review at least annually an attestation to and a report from the Company’s independent auditors regarding management’s assessment of the effectiveness of the Company’s internal controls and procedures for financial reporting to be included in the Company’s Annual Report on Form 10-K, in advance of such filing.

•	Review, at the conclusion of the annual audit, the independent auditors’ summary of significant accounting and auditing issues identified, along with recommendations and management’s corrective action plans (management letter). Such review should also address any significant changes to the original audit plan and any serious disputes with management during the audit or review.

•	Pursuant to applicable SEC regulations, obtain and review from the independent auditors a timely report describing (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (c) details of judgments having a material impact on the Company’s financial statements and the resolution of any judgmental differences between management and the Company’s independent auditors; (d) other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences; and (e) any illegal acts that have been detected or have otherwise come to the attention of the independent auditors in the course of their audit.

•	Monitor compliance with regulatory requirements applicable to the hiring of employees and former employees of the independent auditors.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

     C. Internal Control and Compliance

•	Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed improper.

     D. Reporting by the Audit Committee and Other Matters

•	Report the results of the annual audit to the Board.

•	Maintain accurate minutes of all meetings. The Chairperson of the Audit Committee will submit the minutes of all meetings of the Audit Committee to the Board and discuss the proceedings of all meetings of the Audit Committee with the Board.

•	Investigate any matter brought to its attention within the scope of its duties.

•	Establish and maintain procedures for (a) the receipt, retention and treatment of information received by the Company regarding accounting, internal accounting controls and auditing matters, (b) the submission by employees of the Company of concerns expressed in accordance with the Company’s Code of Ethics and Business Practices for (1) principal executive and senior financial officers, and (2) all employees.

•	Review and approve (a) any change in or waiver to the Company’s Code of Ethics and Business Practices for all corporate officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

•	Review and provide prior approval of all transactions or arrangements required to be disclosed pursuant to SEC Regulation S-K, Item 404, between the Company and any of its directors, officers, principal stockholders or any of their respective affiliates, associates or related parties.

•	Take such other actions as the Committee or the Board may deem necessary or appropriate.

•	Obtain the full Board’s approval of this Charter and review and reassess this Charter as conditions dictate, at least annually.

PROCEDURES

     The Committee reports to the full Board. Formal actions to be taken by the Committee shall be by unanimous written consent or by a majority of the members present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of an least 50% of the members of the Committee.

Frequency of Meetings

     The Audit Committee will meet (either in person or telephonically) at least four times each year to perform its required duties. The Audit Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. The Audit Committee may schedule its regular meetings immediately prior to or after regularly scheduled Company Board meetings.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MICROS SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

        The undersigned stockholder of MICROS Systems, Inc. (the "Company") hereby appoints A.L. Giannopoulos and Louis M. Brown, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of Common Stock of the Company held on record by the undersigned on October 6, 2004, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on November 19, 2004, at the MICROS Corporate Headquarters Building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046, or at any adjournments thereof. The Board of Directors recommends votes for the election of Directors and for all Proposals.

		FOR	WITH- HOLD	FOR ALL EXCEPT
1.	Election of Directors (Proposal 1)	☐	☐	☐
A.L. Giannopoulos, Louis M. Brown, Jr., B. Gary Dando, John G. Puente, Dwight S. Taylor, William S. Watson
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the appointment of PricewaterhouseCoopers LLP as the independent public accountants of the Company (Proposal 2)	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Proposal to approve the amendment to the Company's 1991 Stock Option Plan which serves to authorize the issuance of an additional 600,000 shares of Common Stock (Proposal 3)	☐	☐	☐

This proxy will be voted as directed by the undersigned Stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3. The Proxies are authorized, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. The undersigned Stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned Stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above
*Sign your name exactly as it appears above.
/ Detach above card, sign, date and mail in postage paid envelope provided. /
MICROS SYSTEMS, INC.
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY
If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.